Exhibit 99.1

CFSB Bancorp, Inc. Announces 2022 Second Quarter and Year to Date Financial Results

Quincy, Massachusetts, February 11, 2022 – CFSB Bancorp, Inc. (NASDAQ: CFSB) (the “Company”), the holding company for Colonial Federal Savings Bank (the “Bank”), reported net income of $234,000 for the three months ended December 31, 2021, and $706,000 for the six months ended December 31, 2021, compared to $215,000 and $594,000 for the same periods in 2020.

President and Chief Executive Officer Michael E. McFarland said “We delivered strong results for the second quarter and the year-to-date periods. The Company reported net income of $706,000 for the six months ended December 31, 2021, compared to net income of $594,000 for the six months ended December 31, 2020, an increase of $112,000, or 18.9%. The increase came primarily from an increase in net interest and non-interest income, offset by an increase in non-interest expense.”

On January 12, 2022, the Company became the holding company for the Bank when it completed the reorganization of the Bank into a two-tier mutual holding company form of organization. In connection with the reorganization, the Company sold 2,804,306 shares of common stock at a price of $10.00 per share, for gross proceeds of $28.0 million. The Company also contributed 130,433 shares of common stock and $250,000 in cash to the Colonial Federal Savings Bank Charitable Foundation and issued 3,586,903 shares of common stock to 15 Beach, MHC, its federally-chartered mutual holding company.

COVID-19 Impact

The Bank’s initiative to work with borrowers that were unable to meet their contractual obligations because of the effects of COVID-19 have been successful. As of December 31, 2021, we had 13 loans with $40,000 of remaining deferred principal, all of which were performing in accordance with their contractual terms at December 31, 2021.

Income Statement Analysis

Net interest income increased $195,000, or 10.7%, to $2.0 million for the three months ended December 31, 2021 from $1.8 million for the three months ended December 31, 2020. Net interest income increased $417,000, or 11.7% to $4.0 million for the six months ended December 31, 2021, from $3.6 million for the six months ended December 31, 2020. The increases were primarily due to an increase in the average balance of net interest-earning assets combined with a decrease in interest expense due to lower costing deposits, offset by a decrease of interest and fees on loans due to the lower interest rate environment.

We recorded a provision for loan losses of $10,000 and $15,000 for the three-month periods ended December 31, 2021 and December 31, 2020, respectively and $25,000 and $30,000 for the six-month periods ended December 31, 2021 and December 31, 2020, respectively. The allowance for loan losses was $1.7 million, or 1.00% of total loans, at December 31, 2021, compared to $1.7 million, or 0.98% of total loans, at December 31, 2020. We did not have any non-performing loans at either December 31, 2021 or 2020. We did not have any charge-offs or recoveries for the three or six months ended December 31, 2021 or December 31, 2020.

Non-interest income increased $4,000, or 2.5%, to $161,000 for the three months ended December 31, 2021 from $157,000 for the three months ended December 31, 2020. For the six months ended December 31, 2021, non-interest income increased $64,000, or 18.1%, to $417,000 compared to $353,000 for the six months ended December 31, 2020. The increase was primarily due to a $48,000 gain realized on the sale of a seven-year U.S. Treasury security in July 2021.

Non-interest expense increased $142,000, or 8.1%, to $1.9 million for the three months ended December 31, 2021 from $1.8 million for the three months ended December 31, 2020. The increase was due primarily to a $15,000 increase in advertising expense, and a $124,000 increase in other expenses due to increased consultant and audit expenses. For the six months ended December 31, 2021, non-interest expense increased $286,000, or 8.8%, to $3.5 million from $3.3 million for the six months ended December 31, 2020. The increase was due primarily to a $49,000 increase in salaries and employee benefit expense and a $181,000 increase in other expenses due to increased consultant and audit expenses.

Balance Sheet Analysis

Total assets were $361.8 million at December 31, 2021 representing an increase of $22.9 million, or 6.8%, from $338.9 million at June 30, 2021. Available for sale securities decreased $2.0 million to $254,000 at December 31, 2021 due to the sale of a $2.0 million seven-year U.S. Treasury security. Securities held to maturity increased $17.8 million, or 16.9%, to $122.9 million at December 31, 2021 as we invested excess cash into securities to increase our overall yield on our interest-earning assets. The increase was partially offset by paydowns, calls and maturities of $9.6 million. Net loans decreased $1.5 million, or 0.9%, to $172.9 million at December 31, 2021, due to lower originations and customers refinancing loans with other institutions as we elected not to originate such loans at the lower rates being offered by our competitors. Cash and cash equivalents increased $7.1 million, or 17.4%, to $47.8 million as a result of an increase in deposits of $23.0 million. The increase in deposits reflects subscription funds received in connection with the proposed stock offering, which closed on January 12, 2022, offset by a decrease of $2.6 million in certificates of deposit.

Total retained earnings increased $695,000, or 1.4%, to $49.3 million at December 31, 2021 from $48.6 million at June 30, 2021. The increase primarily resulted from net income of $706,000 for the six months ended December 31, 2021.

About CFSB Bancorp, Inc.

CFSB Bancorp, Inc. is a federal corporation organized as the mid-tier holding company of Colonial Federal Savings Bank and is the majority-owned subsidiary of 15 Beach, MHC. Colonial Federal Savings Bank is a federally chartered stock savings bank that has served the banking needs of its customers on the south shore of Massachusetts since 1889. It operates from three full-service offices and one limited-service office in Quincy, Holbrook and Weymouth, Massachusetts.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, changes in the quality, size and composition of our loan and securities portfolios, changes in demand for our products and services, legislative, accounting, tax and regulatory changes and a failure in or breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Further, given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 pandemic on the Company’s business. The extent of such impact will depend on future developments, which are highly uncertain, including if the coronavirus can continue to be controlled and abated. As a result of the COVID-19 pandemic and the related adverse local and national economic consequences, the Company could be subject to any of the following risks, any of which could have a material, adverse effect on the Company’s business, financial condition, liquidity, and results of operations: demand for the Company’s products and services may decline, making it difficult to grow assets and income; if the economy worsens, loan delinquencies, problem assets and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; the Company’s allowance for loan losses may have to be increased if borrowers experience financial difficulties, which will adversely affect the Company’s net income; and FDIC premiums may increase if the agency experiences additional resolution costs.

Accordingly, you should not place undue reliance on forward-looking statements. CFSB Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

Contact

Michael E. McFarland

President and Chief Executive Officer

(617) 471-0750

Colonial Federal Savings Bank and Subsidiary

Consolidated Balance Sheets

(In thousands)

	December 31, 2021 (Unaudited)	June 30, 2021
Assets
Cash and due from banks	$1,475	$1,708
Short-term investments	46,358	38,970
Total cash and cash equivalents	47,833	40,678
Certificates of deposit	980	980
Securities available for sale, at fair value	254	2,294
Securities held to maturity, at amortized cost, fair value of $123,736 at December 31, 2021 and $107,391 at June 30, 2021	122,931	105,114
Federal Home Loan Bank stock, at cost	453	453
Loans, net of allowance for loan losses of $1,747 at December 31, 2021 and $1,722 at June 30, 2021	172,931	174,433
Premises and equipment, net	3,337	3,459
Accrued interest receivable	1,112	1,146
Bank-owned life insurance	10,008	9,250
Deferred tax asset	592	665
Other assets	1,398	382
	$361,829	$338,854
Liabilities and Retained Earnings
Deposits
Non-interest bearing	$52,378	$30,129
Interest-bearing	255,182	254,505
Total deposits	307,560	284,634
Short-term borrowings	288	918
Mortgagors' escrow accounts	1,650	1,572
Accrued expenses and other liabilities	2,991	3,085
Total liabilities	312,489	290,209
Commitments and contingencies (Note 9)
Retained earnings	49,334	48,628
Accumulated other comprehensive income	6	17
Total retained earnings	49,340	48,645
	$361,829	$338,854

Colonial Federal Savings Bank and Subsidiary

Consolidated Statements of Net Income (Unaudited)

(In thousands)

	Three Months Ended December 31,		Six Months Ended December 31,
	2021	2020	2021	2020
Interest and dividend income:
Interest and fees on loans	$1,640	$1,820	$3,294	$3,671
Interest and dividends on debt securities:
Taxable	492	471	959	917
Tax exempt	120	142	243	285
Interest on short-term investments and certificates of deposit	16	11	33	22
Total interest and dividend income	2,268	2,444	4,529	4,895
Interest expense:
Deposits	255	612	529	1,280
Short-term borrowings	2	16	6	38
Total interest expense	257	628	535	1,318
Net interest income	2,011	1,816	3,994	3,577
Provision for loan losses	10	15	25	30
Net interest income, after provision for loan losses	2,001	1,801	3,969	3,547
Non-interest income:
Customer service fees	31	33	61	60
Income on bank-owned life insurance	75	73	149	145
Gain on sale of securities available for sale	-	-	48	-
Other income	55	51	159	148
Total non-interest income	161	157	417	353
Non-interest expense:
Salaries and employee benefits	1,167	1,174	2,147	2,098
Occupancy and equipment	208	202	418	394
Advertising	37	22	78	47
Data processing	91	86	171	170
Deposit insurance	21	22	43	43
Other general and administrative	372	248	691	510
Total non-interest expense	1,896	1,754	3,548	3,262
Income before income taxes	266	204	838	638
Provision (benefit) for income taxes	32	(11)	132	44
Net income	$234	$215	$706	$594